Exhibit 5.1

Our	ref SMC/693334-000001/64278427v1

SMART Global Holdings, Inc. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

22 October 2020

Dear Sirs

SMART Global Holdings, Inc.

We have acted as Cayman Islands counsel to SMART Global Holdings, Inc. (the "Company") in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Form S-8"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended (the "Registration Statement") relating to the registration of: (i) 637,772 ordinary shares of the Company (the "2017 Shares"), to be issued under the Company's Amended and Restated 2017 Share Incentive Plan (as amended, the "2017 Incentive Plan"); and (ii) 300,000 ordinary shares of the Company (the "2018 Shares" and together with the 2017 Shares, the "Shares"), to be issued under the Company's 2018 Employee Share Purchase Plan (the "2018 Incentive Plan", and together with the 2017 Incentive Plan, the "Incentive Plans").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:

1.1	The Certificate of Incorporation dated 21 April 2011, the Certificate of Incorporation on Change of Name dated 29 August 2014, the Second Amended and Restated Memorandum and Articles of Association of the Company as adopted by Special Resolution passed on 30 March 2020 (the "Memorandum and Articles").

1.2	The minutes (the "2017 Minutes") of the meeting of the board of directors of the Company held on 30 November 2017 (the "2017 Meeting"), the minutes (the "2018 Minutes") of the meeting of the board of directors of the Company held on 2 October 2018 (the "2018 Meeting") and the written resolutions of the board of directors of the Company dated 14 December 2018 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A Certificate of Good Standing dated 16 October 2020 issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Incentive Plans.

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Incentive Plans have been authorised and duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands).

2.2	Each Incentive Plan is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.4	All signatures, initials and seals are genuine.

2.5	The power, authority and legal right of the Company under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform its obligations under the Incentive Plans. Specifically, we have made no independent investigation of the laws of the State of California.

2.6	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

2.7	The Company has received, or will receive, money or money's worth (the "Consideration") in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and issued by the Company pursuant to the provisions of the applicable Incentive Plan, have been

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duly and validly authorised for issue, and when issued by the Company pursuant to the provisions of the applicable Incentive Plan for the consideration fixed thereto and duly registered in the Company's register of members (shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualification:

4.1	Under the Companies Law (2020 Revision) of the Cayman Islands (the "Companies Law"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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SMART Global Holdings, Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

22 October 2020

To:	Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

SMART Global Holdings, Inc. (the "Company")

I, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The 2017 Minutes are a true and correct record of the proceedings of the 2017 Meeting, which was duly convened and held, and at which a quorum was present throughout, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the 2017 Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The 2018 Minutes are a true and correct record of the proceedings of the 2018 Meeting, which was duly convened and held, and at which a quorum was present throughout, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the 2018 Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

5	The authorised share capital of the Company is US$6,900,000 divided into 200,000,000 Ordinary Shares of a nominal or par value of US$0.03 each and 30,000,000 Preferred Shares of a nominal or par value of US$0.03 each.

6	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Incentive Plan.

7	The directors of the Company at the date of the 2017 Meeting were as follows: Kenneth Y. Hao, James A. Davidson, Iain MacKenzie, Paul Mercadante, Ajay Bhupendra Shah, Jason White, Mukesh Patel, Sandeep Nayyar, and Randy Furr.

8	The directors of the Company at the date of the 2018 Meeting were as follows: Kenneth Y. Hao, Iain MacKenzie, Paul Mercadante, Ajay Bhupendra Shah, Jason White, Mukesh Patel, Sandeep Nayyar, Randy Furr and Bryan Ingram.

9	The directors of the Company at the date of the Resolutions were as follows: Kenneth Y. Hao, Iain MacKenzie, Paul Mercadante, Ajay Bhupendra Shah, Jason White, Mukesh Patel, Sandeep Nayyar, Randy Furr and Bryan Ingram.

10	The directors of the Company as at the date of this certificate as follows: Kenneth Y. Hao, Ajay Bhupendra Shah, Jason White, Mukesh Patel, Sandeep Nayyar, Randy Furr, Bryan Ingram, Maximiliane Straub and Mark Adams.

11	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

12	Prior to, at the time of, and immediately following the implementation of the Incentive Plans the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Incentive Plans for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

13	To the best of my knowledge and belief, having made due inquiry, each director considers the transactions contemplated by the Incentive Plans to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

14	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of any bankruptcy, reconstruction, or other insolvency proceedings or any other material legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Ajay Shah
Name:	Ajay Shah
Title:	Director

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